Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Dated September 29, 2014

(To Preliminary Prospectus dated September 26, 2014)

Registration Statement No. 333-198333

Free Writing Prospectus

Transcript of HubSpot, Inc.

IPO Announcement Video

On September 29, 2014, LOYAL3 Securities, Inc. made available on its website, ipo.loyal3.com/hubspot, a video featuring Brian Halligan, the Chief Executive Officer of HubSpot, Inc. A transcript of the video is set forth below.

Information on, or accessible through, the LOYAL3 Securities, Inc. website is not part of this Free Writing Prospectus, nor is it part of the preliminary prospectus or registration statement.

Video Transcript

Hi! I’m Brian Halligan, co-founder and CEO of HubSpot. We founded HubSpot because we wanted to help businesses transform how they market and sell to match the way humans actually shop and buy.

As someone who’s a partner of ours, and has helped further this inbound movement, we wanted to thank you. So we’re absolutely thrilled to offer you the opportunity to join us in an exciting, innovative, and unique experience participating in HubSpot’s IPO. We’re going to give you the ability to buy our IPO stock at the same price, at the same time as Wall Street without paying any fees of any kind. We’re going to administer this unique program through our friends at LOYAL3, so if you’re interested in owning a piece of HubSpot, you want to keep that in mind.

Again, if it weren’t for you, HubSpot would not be the success we are today. This is our way of showing you gratitude for your belief in inbound, your support, and your partnership. So on behalf of the whole HubSpot team, from the bottom of our hearts, in the center of our sprockets, thank you.

HubSpot, Inc. (the “Company”) has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the preliminary prospectus may be obtained online or by requesting a copy from LOYAL3 Securities, Inc. by calling toll-free 1-855-256-9253 or emailing support@loyal3.com.

LOYAL3 Securities, Inc. is a US-registered broker-dealer.